Exhibit 16.1

(Firm Letterhead)

February 14, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for PAE Incorporated, formerly Gores Holdings III, Inc., (the Company) and, under the date of March 18, 2019, we reported on the financial statements of Gores Holdings III, Inc. (Gores) as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and the period from October 23, 2017 (inception) to December 31, 2017. On February 14, 2020, we were notified that the Company appointed Ernst & Young LLP (E&Y) as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Gores’ financial statements as of and for the year ended December 31, 2019, and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 14, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that E&Y was not consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP